EXHIBIT 99.2

Thursday September 20, 9:01 am Eastern Time

                                  Press Release

SOURCE: NuWay Energy Inc.

              NuWay Energy Inc. Announces Plans for Stock Buy Back

IRVINE, Calif.--(BUSINESS WIRE)--Sept. 20, 2001--NuWay Energy Inc. (Nasdaq: NWAY
- news) today announced that its Board of Directors has authorized a "Stock Buy Back" program for up to 400,000 shares of the Company's Common Stock depending on market and business conditions. Shares are expected to be purchased in open market transactions and privately negotiated transactions, subject to the availability and price of the stock. The Company currently has approximately 4.2 million shares outstanding.

Todd Sanders, Chairman and Chief Executive Officer, said, "Based upon the preliminary results of our entrance into the oil and gas field we believe that our shares are undervalued at this time, and that the offer is consistent with our long-term corporate strategy of seeking to increase shareholder value."

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF NUWAY ENERGY, INC.'S COMMON STOCK

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth-certain risks and uncertainties that may have an impact on future results and direction of the Company. The Company does not report on its progress during a quarter until after the quarter has been completed and appropriately disclosed its results.

Contact:

     NuWay Energy Inc., Irvine
     Todd Sanders, 949/553-8002
     http://www.nuwayenergy.com


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